Exhibit 23.4(a)

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the references to our firm in this Registration Statement on Form S-1 (including the prospectus included therein) and to the incorporation by reference in this Registration Statement on Form S-1 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements included in such Form S-1, of information contained in our review report dated February 2, 2004 and effective December 31, 2003 and in our review report dated July 2, 2004 and effective June 30, 2004 and to the inclusion of those reports as appendices to the prospectus included in that registration statement and/or as exhibits to that registration statement.

We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

/s/ Ryder Scott Company, L.P

Ryder Scott Company, L.P.

Denver, Colorado
November 15, 2004